Exhibit 99.1

Enservco Corporation Reports 2021 Fourth Quarter and Full Year Financial Results

●	Q4 revenue up 71% YOY as Company posts gains across all service offerings based on increased customer activity driven by higher commodity prices
●	Third consecutive quarter of double-digit YOY revenue growth following pandemic and drilling downturn that began in second quarter of 2020
●	Balance sheet recently strengthened through refinancing of bank debt
●	Growth momentum carries into 2022 with first quarter revenue expected to increase between 58% and 64% YOY
●	Company working to complete 2022 first and second quarter Form 10-Qs and will conduct earnings conference call at that time to address all recent results

Longmont, CO – July 7, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its 2021 fourth quarter and full year ended December 31, 2021.

“We are encouraged by our sustained growth momentum that saw us close the year with our third consecutive quarter of year-over-year revenue increases and significant growth in all of our service areas, particularly in the more predictable hot oiling business,” said Rich Murphy, Executive Chairman. “We are benefitting from increased customer demand driven by higher commodity prices and the addition of new customers. We also have redeployed equipment to more active areas and are expanding our geographic footprint while executing at a high level for legacy and new customers. While activity levels have improved and pricing pressures have alleviated, the drilling and pandemic downturn of 2020 continued to adversely affect our bottom line through 2021.

“We believe the oil and gas industry outlook is very favorable and are focused on extending our growth momentum, which should result in an improved bottom line in 2022. For the first quarter of 2022, we expect to report that revenue will increase in the range of 58% to 64% over the prior year first quarter.

“We recently strengthened our balance sheet by significantly reducing our total debt, which has been largely reclassified as long-term liabilities with four to six-year terms. We also strengthened our finance team with the appointment of Mark Patterson to the role of Chief Financial Officer. Mark is a highly accomplished finance and operations executive with an extensive track record of helping companies accelerate growth. We look forward to benefitting from his skill set and leadership as we continue to execute our growth strategy.”

Patterson is a former Board Member and CFO of Express-1 Expedited Solutions, which later changed its name to XPO Logistics – a $12 billion NYSE-listed freight transportation company. Previous assignments include Executive Vice President, CFO and COO of All-State Express, where he led operations, sales, safety, accounting and strategic planning; CFO and acting CEO of Transcard LLC, a financial technology company where he was responsible for operations, finance and accounting; and Executive Vice President and CFO of Appalachian Underwriters, an international insurance group where he led financial and operational matters. He is the founder and an owner of BetterWay Logistics, a fast-growing private freight brokerage agency.

2021 Fourth Quarter Results

Total revenue in the 2021 fourth quarter increased 71% to $4.1 million from $2.4 million in the same quarter last year. The increase was attributable to higher commodity prices and increased customer demand across all of the Company’s service offerings.

Production services revenue, which includes hot oiling and acidizing services, increased 39% to $2.5 million from $1.8 million in the same quarter last year. Production services generated a segment loss of $476,000 compared to a segment profit of $11,000 in the same quarter last year. The increased loss was primarily attributable to higher labor costs due to a tight labor market and wage increases, higher fleet repair and maintenance costs due to increased utilization, and higher heating and diesel fuel costs.

Completion services revenue, which includes frac water heating and other services, increased 159% in the fourth quarter to $1.6 million from $0.6 million in the same quarter last year. The segment loss improved to $301,000 from $562,000 year over year.

Sales, general and administrative expense increased 36% year over year to $1.3 million from $0.9 million due to an increase in bad debt expense related to timing of receivables aging on certain frac water heating projects, partially offset by lower franchise tax expenses. Depreciation and amortization expense was slightly lower at $1.2 million versus $1.3 million in the same quarter last year.

Total operating expenses in the fourth quarter increased 24% to $7.3 million from $5.9 million due to higher costs of delivering services coupled with increased SG&A expense.

The Company reported an improved net loss of $3.1 million, or $0.27 per share, in the fourth quarter, compared to a net loss of $3.7 million, or $0.69 per share, in the same quarter last year.

Adjusted EBITDA in the fourth quarter was a negative $2.0 million compared to a negative $1.5 million in the year-ago fourth quarter.

Full Year Results

Total revenue for the year ended December 31, 2021, was $15.3 million, down 2% from $15.7 million in the prior year. The decline reflected the challenging first quarter of 2021 when commodity prices and rig counts still fully reflected the pandemic and drilling downturn that began in 2020 compared to the more historically typical first quarter of 2020 prior to the onset of the pandemic.

Production services revenue for the year increased 17% to $9.0 million from $7.7 million a year ago. The increase reflected the Company’s growth momentum in the second, third and fourth quarters of 2021, which more than offset lower activity in the first quarter. The segment loss was essentially flat year over year at $722,000 versus $696,000.

Completion services revenue declined 21% year over year to $6.3 million from $8.0 million due to reduced activity in the first quarter of 2021. The segment loss increased 54% to $1.3 million from $0.8 million.

Total operating expenses in 2021 were 6% lower at $26.8 million versus $28.4 million in the prior year due to lower costs of providing completion services combined with significant cost reductions at the corporate level.

Sales, general and administrative expense in 2021 was reduced by 16% year over year to $4.2 million from $5.0 million, reflecting successful cost reduction efforts. Depreciation and amortization expense was nearly flat at $5.2 million.

Net loss for the full year was $8.1 million, or $0.74 per share, compared to a net loss of $2.5 million, or $0.60 per share, in the same period last year. The 2021 net loss included nearly $3.6 million in other income resulting primarily from PPP loan forgiveness and employee retention tax credits while the 2020 net loss included an $11.9 million gain on restructuring of the Company’s credit facility.

Adjusted EBITDA loss in 2021 increased 6% to a negative $6.1 million from a negative $5.7 million in the prior year.

Enservco used $4.8 million in cash from operations in 2021 compared to $4.4 million in 2020.

Conference Call Information

Enservco is working to complete its 2022 first and second quarter Form 10-Qs. Once they are completed and filed, the Company intends to conduct a conference call to discuss all recent results.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico and Louisiana. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net loss in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include ability to increase year-over-year first quarter 2022 revenue by 58% to 64%; ability to sustain a strong balance sheet, growth momentum, increased customer activity, higher commodity prices, reduced pricing pressure, and geographic footprint, and to execute at a high level; and expectations of a favorable macro outlook. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

SVP

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$149	$1,467
Accounts receivable, net	2,845	1,733
Prepaid expenses and other current assets	2,185	858
Inventories	346	295
Assets for held for sale	68	527
Total current assets	5,593	4,880

Property and equipment, net	16,173	20,317
Goodwill	546	546
Intangible assets, net	399	617
Right-of-use asset - finance, net	41	129
Right-of-use asset - operating, net	2,060	2,918
Other assets	336	423
Non-current assets of discontinued operations	-	353

TOTAL ASSETS	$25,148	$30,183

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,857	$1,931
Senior revolving credit facility, related party (including future interest payable of $38 and $892, respectively)	8,698	1,593
Subordinated debt, related party	211	-
Lease liability - finance, current	20	65
Lease liability - operating, current	688	854
Current portion of long-term debt	58	100
Current liabilities of discontinued operations	-	31
Total current liabilities	12,532	4,574

Non-Current Liabilities:
Senior revolving credit facility, related party (including future interest payable of $0 and $485, respectively)	5,404	17,485
Subordinated debt, related party	-	1,180
Long-term debt, less current portion	54	2,052
Lease liability - finance, less current portion	23	55
Lease liability - operating, less current portion	1,496	2,185
Deferred tax liabilities	273	-
Other liabilities	24	88
Long-term liabilities of discontinued operations	-	9
Total non-current liabilities	7,274	23,054

TOTAL LIABILITIES	19,806	27,628

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value, 100,000,000 shares authorized; 11,439,191 and 6,307,868 shares issued as of December 31, 2021 and 2020, respectively; 6,907 shares of treasury stock as of December 30, 2021 and 2020; and 11,432,284 and 6,300,961 shares outstanding as of December 30, 2021 and 2020, respectively	57	32
Additional paid-in capital	40,866	30,052
Accumulated deficit	(35,581)	(27,529)
Total stockholders' equity	5,342	2,555

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,148	$30,183

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020

Revenues:
Production services	$2,456	$1,766	$9,012	$7,714
Completion and other services	1,624	626	6,325	7,969
Total revenues	4,080	2,392	15,337	15,683

Expenses:
Production services	2,932	1,755	9,734	8,410
Completion and other services	1,925	1,188	7,605	8,801
Sales, general and administrative expenses	1,281	944	4,185	5,002
Severance and transition costs	7	6	7	145
(Gain) loss on disposal of equipment	(194)	(12)	(124)	47
Impairment loss	128	733	128	733
Depreciation and amortization	1,240	1,305	5,215	5,282
Total operating expenses	7,319	5,919	26,750	28,420

Loss from operations	(3,239)	(3,527)	(11,413)	(12,737)

Other income (expense):
Interest expense	(7)	(30)	(57)	(1,695)
Gain on restructuring of senior revolving credit facility	-	-	-	11,916
Other income	31	1	3,699	126
Total other income (expense)	24	(29)	3,642	10,347

Loss from continuing operations before taxes	(3,215)	(3,556)	(7,771)	(2,390)
Income tax benefit (expense)	129	3	(273)	(12)
Loss from continuing operations	(3,086)	(3,553)	(8,044)	(2,402)
Loss from discontinued operations	-	(167)	(8)	(107)
Net loss	$(3,086)	$(3,720)	$(8,052)	$(2,509)

Loss from continuing operations per common share - basic and diluted	$(0.27)	$(0.66)	$(0.74)	$(0.57)
Loss from discontinued operations per common share - basic and diluted	-	(0.03)	-	(0.03)
Net loss per share - basic and diluted	$(0.27)	$(0.69)	$(0.74)	$(0.60)

Weighted average number of common shares outstanding – basic and diluted	11,432	5,385	10,879	4,174

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(8,052)	$(2,509)
Net loss from discontinued operations	(8)	(107)
Net loss from continuing operations	(8,044)	(2,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,215	5,282
(Gain) loss on disposal of property and equipment	(124)	47
Impairment loss	128	733
Board compensation issued in equity	311	-
Fair value of warrant issued upon conversion of subordinated debt to equity	304	-
Stock-based compensation	130	392
Amortization of debt issuance costs and discount	9	131
Income tax expense	273	-
Gain on restructuring of senior revolving credit facility	-	(11,916)
Gain on forgiveness of PPP loan	(1,964)	-
Gain on early termination of finance leases	-	(3)
Interest paid-in-kind on line of credit	-	326
Bad debt expense	268	140
Changes in operating assets and liabilities:
Accounts receivable	(1,380)	4,551
Inventories	(51)	103
Prepaid expense and other current assets	(1,117)	157
Income taxes receivable	-	43
Amortization of operating lease assets	858	829
Other assets	320	1
Accounts payable and accrued liabilities	1,005	(2,272)
Operating lease liabilities	(855)	(771)
Other liabilities	(64)	54
Net cash used in operating activities - continuing operations	(4,778)	(4,575)
Net cash provided by operating activities - discontinued operations	4	132
Net cash used in operating activities	(4,774)	(4,443)

INVESTING ACTIVITIES:
Purchases of property and equipment	(593)	(361)
Proceeds from insurance claims	-	294
Proceeds from disposals of property and equipment	393	329
Net cash (used in) provided by investing activities - continuing operations	(200)	262
Net cash provided by investing activities - discontinued operations	-	765
Net cash (used in) provided by investing activities	(200)	1,027

FINANCING ACTIVITIES:
Gross proceeds from stock issuance	9,660	3,597
Stock issuance costs and registration fees	(815)	(296)
Term loan repayments	(3,505)	-
Net line of credit repayments	(701)	(795)
Proceeds from PPP loan	-	1,940
TDR accrued future interest payments	(770)	-
Repayment of long-term debt	(100)	(134)
Payments of finance leases	(111)	(159)
Proceeds from sale of finance lease assets	-	67
Net cash provided by financing activities - continuing operations	3,658	4,220
Net cash used in financing activities - discontinued operations	(2)	-
Net cash provided by financing activities	3,656	4,220

Net (Decrease) Increase in Cash and Cash Equivalents	(1,318)	804

Cash and Cash Equivalents, beginning of period	1,467	663

Cash and Cash Equivalents, end of period	$149	$1,467

Supplemental Cash Flow Information:
Cash paid for interest	$822	$1,414
Cash paid for taxes	-	2
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash reduction of debt in connection with restructuring of senior revolving credit facility	$-	$16,000
Non-cash issuance of Company common stock and warrants in connection with restructuring of senior revolving credit facility	-	2,532
Non-cash conversion of subordinated debt and accrued interest to Company common stock	1,312	1,515
Non-cash conversion of accrued interest to senior revolving credit facility	-	326
Non-cash conversion of unamortized subordinated debt discount	61	-
Deferred loan costs paid directly by related party in lieu of subordinated note payable	210	-

ENSERVCO CORPORATION AND SUBSIDIARIES

Adjusted EBITDA*

(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020

Net loss	$(3,086)	$(3,720)	$(8,052)	$(2,509)
Add back (deduct):
Interest expense (including discontinued operations)	6	31	57	1,698
Income tax (benefit) expense	(129)	(3)	273	12
Depreciation and amortization (including discontinued operations)	1,241	1,312	5,222	5,308
EBITDA*	(1,968)	(2,380)	(2,500)	4,509
Add back (deduct):
Stock-based compensation	60	15	130	392
Severance and transition costs	-	6	7	145
Impairment loss	128	733	128	733
(Gain) loss on sale and disposal of equipment (including discontinued operations)	(194)	149	(124)	115
Gain on debt restructuring	-	-	-	(11,916)
Adler consolidation	-	55	-	55
Other (income) expense	(31)	(36)	(3,699)	246
EBITDA related to discontinued operations	-	-	1	11
Adjusted EBITDA	$(2,005)	$(1,458)	$(6,057)	$(5,710)

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net (loss) income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes,  gain or losses on sale of equipment, severance and transition costs, gain on settlement, expenses to consolidate former Adler facilities, patent litigation and defense costs, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our Loan and Security Agreement with East West Bank require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.